EXHIBIT 99.1

Corporate Headquarters 5333 Westheimer, Suite 600 Houston, Texas 77056
NEWS RELEASE
Contact:	Jon C. Biro Kathy Barnett

Phone:	713-351-4100
Fax:	713-335-2222
Website:	www.icopolymers.com
Pages:	1

ICO, Inc. Announces Amendment to Rights Agreement; Rights Agreement to Terminate at Close of Business Today

Houston, TX, November 3, 2003 – ICO, Inc. ( Nasdaq : ICOC) announced today that it has amended the Rights Agreement between ICO and Harris Trust & Savings Bank (the Rights Agent) to accelerate its final expiration date. As a result, the Rights Agreement will terminate at the close of business today, November 3, 2003.

"A number of our shareholders have indicated that the Company’s Rights Agreement should be terminated," said Chris O’Sullivan, Chairman of the Company. "After careful consideration, the Board voted to amend the Rights Agreement to provide for its prompt expiration."

Shareholders do not need to exchange stock certificates or take any other action in respect of the termination of the Rights Agreement.

Through twenty plants worldwide, ICO Polymers produces and markets CORENE™ and COTENE™ rotational molding powders, as well as ICOFLO™ powdered processing aids and ICOTEX™ powders for textile producers. ICO additionally provides WEDCO™ size reduction services for specialty polymers. ICO’s Bayshore Industrial subsidiary produces specialty compounds, concentrates, and additives primarily for the film industry.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, demand for the Company's services and products, business cycles and other industry conditions, prices of commodities, international risks, operational risks, strategic alternatives available to the Company, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2002 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.